April 10, 1995



AMRESCO, INC.
1845 Woodall Rodgers Freeway
Suite 1700
Dallas, Texas  75201


                     Re:   Form  S-8  Registration  Statement  --
               AMRESCO, INC. 1995 Employee Stock Purchase Plan

Gentlemen:

      I am the general counsel for AMRESCO, INC., a Delaware corporation (the "Company"), and in that capacity participated in the preparation of the referenced Form S-8 Registration Statement relating to the Company's 1995 Employee Stock Purchase Plan (the "Plan") and the proposed offer and sale pursuant thereto of up to 300,000 shares of the Company's common stock, par value $.05 per share ("Common Stock"). In connection with the preparation of said Registration Statement, I have examined certificates of public officials and originals or copies of such corporate records, documents and other instruments relating to the authorization and issuance of such shares of Common Stock pursuant to the Plan as I have deemed relevant under the circumstances.

     On the basis of the foregoing, it is my opinion that:

           The Company was duly organized and incorporated and is validly existing under the laws of the State of Delaware, with an authorized capitalization consisting of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $1.00 per share.

           The proposed offer and sale pursuant to the Plan of up to 300,000 shares of Common Stock have been duly authorized by the Board of Directors of the Company, and such shares, when issued in accordance with the terms and conditions of the Plan, including receipt of stockholder approval, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

                                   Sincerely,


                                   /S/ L. Keith Blackwell
                                   L. Keith Blackwell
                                   General Counsel, AMRESCO, INC.


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